UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 6, 2014

ORGENESIS INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54329	980583166
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

21 Sparrow Circle, White Plains, NY 10605
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: +972.4.824.2051

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Share Exchange Agreement

On November 6, 2014, we entered into a share exchange agreement with MasTHerCell SA and Cell Therapy Holding SA (collectively “Masthercell”) and each of the shareholders of Masthercell, which provides for the acquisition by our company of all of the issued and outstanding shares of Masthercell from the shareholders of Masthercell in exchange for the issuance of $24,593,000 in value of shares of common stock in the capital of our company.

MasTHerCell SA and Cell Therapy Holding SA are private limited liability companies incorporated in Belgium. The companies were incorporated and launched in 2011.

MaSTherCell’s Business

MaSTherCell is a technology-driven, customer-oriented Contract Development and Manufacturing Organization (CDMO) specialized in cell therapy development for advanced medicinal products. MaSTherCell's mission is to help customers bring highly potent cell therapy products faster to the market

MaSTherCell’s offices and facilities are located on the second, third and fourth floors of the Itech Incubator II Building in Gosselies (Belgium). The company operates a 860 square meter area in this building based on two long-term lease agreements. The facility features 4 independent production suites, each composed of 2 rooms. The layout of the suites allows for parallel production and has been designed to reduce cross contamination risk to the lowest possible limit. Also, as the suites are independent (separated HVAC), it is possible to perform maintenance (or even decontamination) of a suite without impeding ongoing activities in the other suites. The plant also features a technology transfer / development lab, a quality control lab, a warehouse and all necessary office spaces. The construction of the facility was completed in October 2012. One year later, the plant received the cGMP manufacturing authorization for production of advanced medicinal therapeutic products (ATMP) after extensive audits by the Belgian Drug Agency (AFMPS).

MaSTherCell’s staff of 24 people consists of a multi-disciplinary group with a wide range of expertise, from research to manufacturing to management and development.

Cell therapy is the prevention or treatment of human disease by the administration of cells that have been selected, multiplied and pharmacologically treated or altered outside the body (ex vivo). MaSTherCell works exclusively with cells for therapeutic applications (cell based Advanced Therapy Medicinal Products). But inside this market, all types of mammal cells and transplants (allogeneic, autologous, and xenogeneic) are considered. MaSTherCell has both the experience and facilities/systems flexibility to service this market.Agreement Terms

Basic terms of the Share Exchange Agreement include, but are not limited to:

1.

$24,593,000 in value of common stock of Orgenesis (“Consideration Shares”) will be issued at the average of all closing trading prices for Orgenesis common shares as traded on the OTC stock market for the 30 trading days immediately preceding the Closing Date, but will be priced at no more than $0.80 and no less than $0.50;

2.

In addition to any resale restrictions imposed by law, the MaSTherCell shareholders have agreed not to sell any of their Consideration Shares for a period of one year after the Closing, and thereafter one twelfth (1/12th) of each MaSTherCell shareholders' Consideration Shares shall be released and eligible for sale during each subsequent calendar month;

3.

In the event that Orgenesis has not achieved a post-closing financing and a valuation which meets the agreed threshold within eight (8) months of the closing date, then the MaSTherCell shareholders may, by notice to Orgenesis, unwind the transaction in exchange for return of all of the Consideration Shares plus any amount that Orgenesis has advanced or invested in MaSTherCell;

4.

In the event that some or all of MaSTherCell’s current outstanding convertible bonds are not converted to shares, the Consideration payable in Consideration Shares will be reduced by the amount that is then owed to the Bondholders; and

5.	On closing, Orgenesis will appoint 2 nominees of MaSTherCell to the Orgenesis board of directors.

The share exchange agreement contemplates that on or prior to the closing of the acquisition, the parties will conduct due diligence on each other and MaSTherCell will provide its audited financial statements, among other things.

Conditions Precedent to the Closing of the Share Exchange Agreement

The closing of the share exchange agreement is subject to the satisfaction of certain conditions precedent, including (without limitation) receipt of legal opinions, there being no material changes in the affairs of either Orgenesis or MaSTherCell, all parties’ representations continuing to be true at closing, and other conditions which are listed in the Agreement.

Due to conditions precedent to closing, including those set out above, and the risk that the conditions precedent may not be satisfied, there is no assurance that our company will close the share exchange agreement and complete the acquisition of all of the issued and outstanding shares of MaSTherCell.

The shares of our common stock to be issued to the shareholders of MaSTherCell upon the closing of the share exchange agreement will not be registered under the Securities Act of 1933, as amended, or under the securities laws of any state in the United States, and will be issued in reliance upon an exemption from registration under the Securities Act of 1933, as amended. A copy of the share exchange agreement is attached hereto as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.

10.1	Share Exchange Agreement dated November 3, 2014 with MasTHerCell SA and Cell Therapy Holding SA

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORGENESIS INC.

By:

/s/ Neil Reithinger
Neil Reithinger
Chief Financial Officer, Treasurer and Secretary

November 7, 2014